Exhibit 5.1

Our ref: CHX/787490-000007/39239405v1

Roadzen Inc. Kingston Chambers P.O. Box 173 Road Town, Tortola British Virgin Islands

4 February 2025

Dear Sirs

Roadzen Inc. (the “Company”)

We have acted as counsel as to British Virgin Islands law to the Company in respect of the proposed resale of an aggregate of 3,470,079 ordinary shares in the Company with a par value of US$0.0001 each (the “Ordinary Shares”) to the Selling Securityholders (as defined in the Registration Statement) consisting of the following:

(a)	2,279 Ordinary Shares to be issued to Bruce Goldberg pursuant to an employment agreement dated 1 February 2024 between the Company and Bruce Goldberg the BG Employment Agreement (the “BG Employment Agreement”);

(b)	100,000 Ordinary Shares to be issued to Carriage House pursuant to a consulting agreement dated 1 April 2024 (the “Carriage House Consulting Agreement”) made between the Company and Carriage House Capital, Inc. (“Carriage House”);

(c)	158,823 Ordinary Shares issuable to Supurna VedBrat, including:

(i)	58,823 Ordinary Shares issuable pursuant to and in connection with a US$500k convertible debenture dated 19 January 2024 executed by the Company in favour of Supurna VedBrat (the “Supurna Convertible Debenture”); and

(ii)	100,000 Ordinary Shares issuable upon exercise of the two warrants to purchase 50,000 Ordinary Shares each made between the Company and Supurna VedBrat (the “Supurna Warrants”) issued in connection with a securities purchase agreement dated 25 March 2024 relating to senior secured notes of the Company in an aggregate principal amount not to exceed $4,000,000 made between the Company, Krishnan-Shah Family Partners, LP (“Krishnan-Shah”) and Supurna VedBrat (the “Senior Secured Notes SPA”);

(d)	70,588 Ordinary Shares issuable to TLG Fund I, LP (“TLG”) pursuant to and in connection with:

(i)	the securities purchase agreement dated 15 December 2023 relating to series A convertible debentures in an aggregate principal amount of up to $50,000,000 (the “US$400k TLG SPA”) made between the Company and TLG in respect of an investment of US$400,000 and a US$400k convertible debenture dated 15 December 2023 executed by the Company in favour of TLG (the “US$400k TLG Convertible Debenture”); and

(ii)	a securities purchase agreement dated 15 December 2023 relating to series A convertible debentures in an aggregate principal amount of up to $50,000,000 (the “US$200k TLG SPA”) made between the Company and TLG relating to an investment of US$200,000 and a US$200k convertible debenture dated 7 February 2024 executed by the Company in favour of TLG (the “US$200k TLG Convertible Debenture”);

(e)	1,900 Ordinary Shares to be issued to Sawyer-Dickinson Capital Advisors, Inc. (“Sawyer-Dickinson”) pursuant to a consulting agreement dated 15 April 2024 (the “Sawyer-Dickinson Consulting Agreement”) made between the Company and Sawyer-Dickinson;

(f)	50,000 Ordinary Shares issuable to Krishnan-Shah issuable pursuant to the warrants issued in connection with the Senior Secured Notes SPA and the US$500,000 senior secured promissory note dated 28 March 2024 executed by the Company in favour of Krishnan-Shah (the “Krishnan-Shah Note”);

(g)	1,582,517 Ordinary Shares held by or issuable to Mizuho Securities USA LLC (“Mizuho”), including:

(i)	150,000 Ordinary Shares issued to Mizuho under the subscription agreement dated 22 November 2021 made between the Company and Mizuho in respect of the issue of 150,000 shares in the Company (the “Mizuho Subscription Agreement”); and

(ii)	1,432,517 Ordinary Shares issuable pursuant to the warrant to purchase 1,432,517 Ordinary Shares in the Company dated 14 May 2024 made between the Company and Mizuho (the “Mizuho Warrants”);

(h)	25,000 Ordinary Shares issued to Vahanna LLC (the “Sponsor”) under the subscription agreement dated 6 May 2021 made between the Company and the Sponsor in respect of the purchase of 5,750,000 shares in the Company (the “Sponsor Subscription Agreement”) and transferred to Abha Kumar on 27 September 2024;

(i)	25,000 Ordinary Shares issued to the Sponsor under the Sponsor Subscription Agreement and transferred to Diane Glossman on 27 September 2024;

(j)	892,857 Ordinary Shares issued to Marco Polo Securities, Inc. (“Marco Polo”) pursuant to a subscription agreement dated as of December 27, 2024 (the “MP Subscription Agreement”), as consideration for M&A advisory services previously rendered to the Company by Marco Polo, pursuant to which the Company and Marco Polo agreed that the Company’s outstanding obligation to Marco Polo for such services was satisfied through the issuance of such Ordinary Shares, valued at approximately $2.80 per Ordinary Share;

(k)	335,000 Ordinary Shares issued to Avacara PTE, Ltd (“Avacara”) pursuant to a subscription agreement dated as of December 27, 2024 (the “Avacara Subscription Agreement”), as consideration for the extinguishment of all liabilities and debts associated with certain credit arrangement between the Company and Avacara, pursuant to which the Company and Avacara agreed that the Company’s outstanding obligation to Avacara for such services was satisfied through the issuance of such Ordinary Shares, valued at approximately $2.80 per Ordinary Share; and

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(l)	226,115 Ordinary Shares issuable upon exercise of the ThinkEquity Warrants (as defined below), issued to employees of ThinkEquity LLC (“ThinkEquity”).

We have been asked to provide this legal opinion in connection with the Company’s registration statement on Form S-3 dated 4 February 2025, including all amendments or supplements thereto filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “SEC Act”) (the “Registration Statement”).

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the “Registry of Corporate Affairs”) on 3 February 2025, including the Company’s Certificate of Incorporation and its Memorandum and Articles of Association (the “Memorandum and Articles”).

1.2	A list of the Company’s directors provided by the Registry of Corporate Affairs dated 3 January 2025 (the “Registry List of Directors”).

1.3	The records of proceedings available from a search of the electronic records maintained on the Judicial Enforcement Management System and the E-Litigation Portal from 1 January 2000 and available for inspection on 3 February 2025 at the British Virgin Islands High Court Registry (the “High Court Registry”).

1.4	The minutes of the meetings of the board of directors of the Company held on 13 December 2023 and 11 December 2024, the written resolutions of the board of directors passed on 6 May 2021, 28 October 2021, 24 November 2021, 27 December 2024, 3 January 2025 and 4 February 2025 and the written resolutions of the members of the pricing committee dated 6 January 2025 (together, the “Resolutions”).

1.5	A Certificate of Incumbency dated 4 February 2025, issued by Maples Corporate Services (BVI) Limited, the Company’s registered agent (the “Registered Agent’s Certificate”).

1.6	A certificate of good standing with respect to the Company issued by the Registrar of Corporate Affairs dated 4 February 2025 (the “Certificate of Good Standing”).

1.7	A certificate from a director of the Company (the “Director’s Certificate”), a copy of which is appended to this opinion at Appendix A.

1.8	The Registration Statement.

1.9	The BG Employment Agreement.

1.10	The Carriage House Consulting Agreement.

1.11	The Supurna Convertible Debenture.

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1.12	The Supurna Warrants.

1.13	The Senior Secured Notes SPA.

1.14	The US$400k TLG Convertible Debenture.

1.15	The US$400k TLG SPA.

1.16	The US$200k TLG Convertible Debenture.

1.17	The US$200k TLG SPA.

1.18	The Sawyer-Dickinson Consulting Agreement.

1.19	The Krishnan-Shah Note.

1.20	The Mizuho Subscription Agreement.

1.21	The Mizuho Warrants.

1.22	The Sponsor Subscription Agreement.

1.23	The MP Subscription Agreement.

1.24	The Avacara Subscription Agreement.

1.25	The warrants to purchase an aggregate of 115,000 Ordinary Shares in the Company dated 15 December 2024 made between the Company and the following employees of ThinkEquity (the “Dec ThinkEquity Warrants”):

(i)	Jeffrey Singer in respect of 345 Ordinary Shares;

(ii)	Eric Lord in respect of 15,525 Ordinary Shares;

(iii)	Davis Moshier in respect of 5,979 Ordinary Shares;

(iv)	Craig Skop in respect of 5,923 Ordinary Shares;

(v)	Chirag Choudhary in respect of 7,820 Ordinary Shares;

(vi)	Charles Giordano in respect of 1,530 Ordinary Shares;

(vii)	William Baquet in respect of 20,451 Ordinary Shares;

(viii)	Scott Rothbaum in respect of 5,979 Ordinary Shares;

(ix)	Ramnarain Jaigobind in respect of 36,455 Ordinary Shares;

(x)	Phyllis Henderson in respect of 800 Ordinary Shares;

(xi)	Nelson Banquet in respect of 345 Ordinary Shares;

(xii)	Maria Robles in respect of 173 Ordinary Shares;

(xiii)	Kolinda Tomasic in respect of 220 Ordinary Shares; and

(xiv)	Kevin Mangan in respect of 13,455 Ordinary Shares.

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1.26	The warrants to purchase an aggregate of 111,115 Ordinary Shares in the Company dated 6 January 2025 made between the Company and the following employees of ThinkEquity (the “Jan ThinkEquity Warrants” and together with the Dec ThinkEquity Warrants, the “ThinkEquity Warrants”):

(i)	Jeffrey Singer in respect of 333 Ordinary Shares;

(ii)	Eric Lord in respect of 15,001 Ordinary Shares;

(iii)	Davis Moshier in respect of 5,778 Ordinary Shares;

(iv)	Craig Skop in respect of 5,722 Ordinary Shares;

(v)	Chirag Choudhary in respect of 7,556 Ordinary Shares;

(vi)	Charles Giordano in respect of 1,478 Ordinary Shares;

(vii)	William Baquet in respect of 19,746 Ordinary Shares;

(viii)	Scott Rothbaum in respect of 5,778 Ordinary Shares;

(ix)	Ramnarain Jaigobind in respect of 35,223 Ordinary Shares;

(x)	Phyllis Henderson in respect of 800 Ordinary Shares;

(xi)	Nelson Banquet in respect of 333 Ordinary Shares;

(xii)	Maria Robles in respect of 167 Ordinary Shares;

(xiii)	Kolinda Tomasic in respect of 200 Ordinary Shares; and

(xiv)	Kevin Mangan in respect of 13,000 Ordinary Shares.

The documents listed in paragraphs 1.8 to 1.26 inclusive above shall be referred to collectively herein as the “Documents”.

The Supurna Warrants, the Mizuho Warrant and the ThinkEquity Warrants together being, the “Warrant Documents”).

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Registry List of Directors, the Registered Agent’s Certificate, the Certificate of Good Standing and the Director’s Certificate. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (including, without limitation, the laws of the British Virgin Islands).

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2.2	The Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with its terms under all relevant laws (including, without limitation, the laws of the British Virgin Islands).

2.3	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.4	All signatures, initials and seals are genuine.

2.5	That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.6	The Memorandum and Articles remain in full force and effect and are unamended and that there are a sufficient number of authorised shares to allow for the issuance of the Ordinary Shares.

2.7	The Resolutions were each signed by all the directors in the manner prescribed in the Memorandum and Articles of the Company, including as to the disclosure of any director’s interests, and have not been amended, varied or revoked in any respect.

2.8	The members of the Company (the “Members”) have not restricted or limited the powers of the directors of the Company in any way.

2.9	No invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Ordinary Shares.

2.10	The Ordinary Shares issued pursuant to the Documents have been, or will be, duly registered, and will continue to be registered, in the Company’s register of members.

2.11	The Company has received, or will receive, cash consideration or non-cash consideration in consideration for the issue of the Ordinary Shares, and that:

(a)	none of the Ordinary Shares have been, or will be, issued for less than their par value; and

(b)	to the extent that any Ordinary Shares are, or will be, issued, in whole or in part, for non-cash consideration, the value of the non-cash consideration and cash consideration, if any, is not less than the amount credited or to be credited for such Ordinary Shares.

2.12	The issue of the Ordinary Shares to the Selling Securityholders by the Company as contemplated by the Documents, as applicable, was authorised and such Ordinary Shares were legally issued, fully paid and non-assessable (as a matter of all relevant laws, other than the laws of the British Virgin Islands) and all conditions to the issuance of the Ordinary Shares pursuant to the Documents were satisfied.

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2.13	At the time of the exercise of each of the Warrant Documents in accordance with the terms and provisions of the applicable Warrant Documents (each such exercise, a “Warrant Exercise”):

(a)	the laws of the British Virgin Islands (including the Act (as defined below)) will not have changed in such way as to materially impact the Warrant Exercise;

(b)	the Company will have sufficient authorised but unissued Ordinary Shares to effect the Warrant Exercise in accordance with the Warrant Documents, the Memorandum and Articles and the Act;

(c)	the Company will not have been struck off or placed in liquidation;

(d)	the issue price for each Ordinary Share issued upon Warrant Exercise will not be less than the par value of such share; and

(e)	the terms and provisions of the Warrant Documents relating to the Warrant Exercise and the terms of the Memorandum and Articles will not have been altered, amended or restated or subject to any adjustment.

2.14	Prior to the re-sale of any such Ordinary Shares by the Selling Securityholders as contemplated by the Registration Statement the Warrant Exercise shall have occurred with regard to any Ordinary Shares to be issued upon exercise of the Warrant Documents.

2.15	There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Ordinary Shares held by the Selling Securityholders to be resold as contemplated by the Registration Statement have been duly authorised for issue, and when issued and paid for in the manner described in the Documents and in accordance with the Resolutions, such Ordinary Shares will be validly issued, fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members of the Company.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	We have not reviewed the Documents save as expressly referred to in paragraph 3.1 of this opinion and our opinions are qualified accordingly.

4.2	We express no view as to the commercial terms of the Documents or whether such terms represent the intentions of the parties and we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

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4.3	Under British Virgin Islands law, the register of members is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a British Virgin Islands court for a determination on whether the register of members reflects the correct legal position. Further, the British Virgin Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. For the purposes of the opinion given in paragraph 3.1, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Ordinary Shares, then the validity of such shares may be subject to re-examination by a British Virgin Islands court.

4.4	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

4.5	In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.6	The search of records of proceedings available at the High Court Registry would not reveal any proceeding which has been placed under seal or anonymised (whether by order of the Court or pursuant to the practice of the High Court Registry).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the SEC Act or the rules and regulations of the Commission thereunder.

This opinion is addressed to you and may be relied upon by you, your counsel and purchasers of Shares pursuant to the Registration Statement. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder

Maples and Calder

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Appendix

Director’s Certificate

To:	Maples and Calder

5th Floor, Ritter House

PO Box 173

Road Town

Tortola

British Virgin Islands

Date: 4 February 2025

Dear Sirs

Roadzen, Inc. (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion in relation to certain aspects of British Virgin Islands law (the “Opinion”). Unless otherwise defined herein, capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles of Association of the Company registered on 20 September 2023 remain in full force and effect and are unamended.

2	The minutes of the meetings of the board of directors held on 13 December 2023 and 11 December 2024 (the “Minutes”) are a true and correct record of the proceedings of the meeting, which was duly convened and held, and at which a quorum was present throughout and at which each director disclosed their interest (if any), in the manner prescribed in the Memorandum and Articles, and the resolutions passed at such meeting have not been amended, varied or revoked in any respect

3	The director resolutions dated 6 May 2021, 28 October 2021, 24 November 2021, 27 December 2024, 3 January 2025 and 4 February 2025 and the written resolutions of the pricing committee of the baord of directors dated 6 January 2025 (together with the Minutes, the “Resolutions”) were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company). The Resolutions have not been amended, varied or revoked in any respect and the directors of the Company have not restricted or limited the powers of any future directors of the Company in any way.

4	Immediately prior to the issue of the Ordinary Shares, the Company had sufficient authorised but unissued shares in order for the Ordinary Shares to be issued as contemplated by the Documents.

5	The issue of the Ordinary Shares to the Selling Securityholder by the Company as contemplated by the Documents was authorised and such Ordinary Shares were legally issued, fully paid and non-assessable and that the consideration in respect of the Ordinary Shares was received by the Company and none of the Ordinary Shares were issued for less than par value.

6	That, in respect of any Ordinary Shares issued to the Selling Securityholder for non-cash consideration, at the time of the issuance of such Ordinary Shares, the cash value of any non-cash consideration was not less than the amount to be credited for the issuance of such Ordinary Shares.

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7	The members of the Company (the “Members”) have not restricted or limited the powers of the directors of the Company in any way.

8	The directors of the Company at the date of the Resolutions and at the date of this certificate were and are: Steven Jack Carlson, Saurav Adhikari, Diane B. Glossman, Ajay Bhupendra Shah, Zoe Jane Ashcroft, Rohan Malhotra and Supurna VedBrat.

9	The members of the pricing committee of the board of directors of the Company at the date of the Resolutions were: Steven Jack Carlson, Supurna VedBrat and Rohan Malhotra.

10	The minute book and corporate records of the Company as maintained at its registered office in the British Virgin Islands and on which the Registered Agent’s Certificate were prepared are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Members and directors (or any committee thereof) (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings, or passed by written resolution or consent, as the case may be.

11	Prior to, at the time of, and immediately following execution of the Documents and effectiveness of the Registration Statement the Company was, or will be, able to pay its debts as they fell, or fall, due, and the transactions to which the Registration Statement relate will not cause the Company to become unable to pay its debts as they fall due. The Company has entered, or will enter, into the Documents for proper value, not with an intention to defraud or wilfully defeat an obligation owed to any creditor and the transactions contemplated thereby do not and will not give any creditor an unfair preference.

12	Neither the Company nor any of its subsidiaries (if any) has an interest in any land in the British Virgin Islands.

13	Each director of the Company considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

14	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors and/or Members taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

15	The Company has at no time had employees operating within the British Virgin Islands.

16	To the best of my knowledge and belief, having made due inquiry, there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company.

17	The Ordinary Shares issued, or to be issued, pursuant to Documents and re-sold by the Selling Securityholders pursuant to the Registration Statement have been, or will be, duly registered, and will continue to be registered, in the Company’s register of members.

18	The 25,000 Ordinary Shares referred to in the Registration Statement as being sold by Abha Kumar were originally issued to the Sponsor under the Sponsor Subscription Agreement and subsequently transferred from the Sponsor to Abha Kumar in accordance with the laws, rules, procedures and other requirements applicable to shares registered on the NASDAQ Capital Market and recorded on the Company’s Register of Members.

19	The 25,000 Ordinary Shares referred to in the Registration Statement as being sold by Diane Glossman were originally issued to the Sponsor under the Sponsor Subscription Agreement and subsequently transferred from the Sponsor to Diane Glossman in accordance with the laws, rules, procedures and other requirements applicable to shares registered on the NASDAQ Capital Market and recorded on the Company’s Register of Members.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion, unless I shall have previously notified you in writing personally to the contrary.

[Signature page follows]

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Signature:	/s/ Rohan Malhotra
Name:	Rohan Malhotra
Title:	Director

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